UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549



                                   F O R M 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                                January 24, 2003


                          Abraxas Petroleum Corporation
             (Exact name of registrant as specified in its charter)


                                     Nevada
                 (State of other jurisdiction of incorporation)





0-19118                                                      74-2584033
(Commission File Number)                (I.R.S. Employer Identification Number)




                        500 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                    (Address of principal executive offices)

                         Registrant's telephone number,
                              including area code:
                                  210-490-4788

Item 5.OTHER EVENTS

See attached Press Release



The following exhibits are filed as part of this report:

NUMBER                                              DOCUMENT

99.1                                 Press release dated January 24, 2003

                                   SIGNATURES


     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          ABRAXAS PETROLEUM CORPORATION



                          By:__/s/Chris Williford__________
                             Chris Williford
                             Executive Vice President, Chief Financial
                             Officer and Treasurer


Dated:    January 24, 2003

                                                                   Exhibit 99.1

                                  NEWS RELEASE

                ABRAXAS ANNOUNCES CLOSING OF CANADIAN ASSET SALE,
                       NEW SENIOR SECURED CREDIT FACILITY,
             AND COMPLETION OF EXCHANGE OFFER AND REDEMPTION OF DEBT

     SAN ANTONIO, TX (January 24, 2003) - Abraxas Petroleum Corporation ("Abraxas") (AMEX:ABP) and its wholly owned subsidiaries, Canadian Abraxas Petroleum Limited ("Canadian Abraxas") and Grey Wolf Exploration Inc. ("Grey Wolf") today announced the following transactions:

    o The closing of the sale of the capital stock of Canadian Abraxas and Grey Wolf to a Canadian royalty trust for approximately $138 million. The sale of Canadian Abraxas and Grey Wolf represents the sale of approximately 60 Bcfe of net proved reserves and 4,500 Boepd of production at a purchase price of approximately $2.30 per Mcfe and over $30,000 per Boepd. Significant assets remain in Canada and will be operated under a new wholly-owned Canadian subsidiary, retaining the name Grey Wolf Exploration Inc.

    o The closing of a new senior secured credit facility consisting of a term loan facility of $4.2 million and a revolving credit facility of up to $50 million with an initial borrowing base of $45.5 million, of which $42.5 million was used to fund the exchange offer described below and $3.0 million of which will be available to fund the continued development of our existing crude oil and natural gas properties.

    o The closing of Abraxas' exchange offer, pursuant to which Abraxas will pay $264 in cash, and issue $610 principal amount of new 11 1/2% Secured Notes due 2007, Series A, and approximately 31.36 shares of Abraxas common stock for each $1,000 in principal amount of the outstanding 11 1/2% Senior Secured Notes due 2004, Series A, and 11 1/2% Senior Notes due 2004, Series D, issued by Abraxas and Canadian Abraxas, which were tendered and accepted in the exchange offer. An aggregate of approximately $180 million in principal amount of the notes were tendered in the exchange offer and the remaining notes not tendered were discharged.

    o The repayment and discharge of Abraxas' 12?% Senior Secured Notes due 2003, principal amount of $63.5 million, out of the proceeds of the transactions described above.

    o The repayment of Grey Wolf's senior secured credit facility with Mirant Canada Energy Capital Ltd. in the amount of approximately $46.3 million.

         These transactions reduced the Company's total proved reserves (as of December 31, 2001) by 36%, reduced our long-term debt (pro forma as of September 30, 2002) by 45% and reduced our cash interest expense (pro forma as of September 30, 2002) by 90%.

         The notes and shares of Abraxas common stock issued in the exchange offer have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States without registration under the Securities Act or pursuant to an exemption from registration.

         CIBC World Markets and BMO Nesbitt Burns acted as co-lead financial advisors to the Company in connection with the sale of Canadian assets.

         Jefferies & Company, Inc. acted as dealer manager of the exchange offer and Mellon Investor Services, LLC acted as information agent for the exchange offer.

         Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company that also processes natural gas. The Company operates in Texas, Wyoming and western Canada.

         Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves.
Further, the Company operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210.490.4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com